UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14 (c)

of the Securities Exchange Act of 1934 (Amendments No.)

Check the appropriate box:

[X] Preliminary Information Statement	[ ] Confidential, for Use of the Commission Only (as permitted by
Rule 14c-5 (d) (2))
[ ] Definitive Information Statement

PAPERCLIP SOFTWARE, INC.
(Name of Registrant As Specified In Charter)

Jilin Dongsheng Weiye Science and   Technology Development Co., Ltd.  Jifeng East Road, Ga F4 000-00
c/o American Union Securities 100 Wall Street, 15th Floor New York, NY 10005

Registrant’s telephone number, including area code:  86-432-4566702  (212) 232-0120

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[   ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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4)	Proposed maximum aggregate value of transaction: 5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]
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PAPERCLIP SOFTWARE, INC.

Jilin Dongsheng Weiye Science and Technology Development Co., Ltd.

Jifeng East Road, Gaoxin District

Jilin, Jilin Province, PRC

c/o American Union Securities
 100 Wall Street, 15th Floor
New York, NY 10005

January___ , 2007
Dear Stockholder:

    The accompanying Information Statement is being furnished to the holders of shares of the common stock, Series A Preferred Stock and Series B Convertible Preferred Stock of PaperClip Software, Inc. (the "Company"), a Delaware corporation. The Board of Directors (the "Board") is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you of actions already approved by written consent of a majority of the voting stockholders and directors. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, the following actions will not be effective until twenty (20) days after the date the Information Statement is mailed to the stockholders:

1.
To authorize the Company's Board of Directors to (a) amend our Articles of Incorporation to: (i) change the Company's name to "Sunrise International, Inc."; and (ii) increase the number of authorized shares of Common Stock to one hundred million (100,000,000) shares of common stock, par value $0.00001 per share; and (b) effectuate a 1-for-37 reverse stock split of our issued and outstanding shares of common stock.

The enclosed Information Statement is being mailed on or about January __, 2007 to stockholders of record as of the close of business on January 22, 2007. You are urged to read the enclosed Information Statement in its entirety.

For the Board of Directors of PAPERCLIP SOFTWARE, INC.
By:	/s/ Aidong Yu
AIDONG YU
Chairman

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
PAPERCLIP SOFTWARE, INC.

Jilin Dongsheng Weiye Science and Technology Development Co., Ltd.
Jifeng East Road, Gaoxin District
Jilin, Jilin Province, PRC

c/o American Union Securities 100 Wall Street, 15th Floor New York, NY 10005

INFORMATION STATEMENT

January____ , 2007

GENERAL INFORMATION

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the holders of the common stock, par value $0.01 per share (the "Common Stock"), Series A Preferred Stock, par value $0.01 per share, and Series B Convertible Preferred Stock, par value $0.01 per share, of which each share automatically converts into 500 shares of Common Stock, without any action on the part of the holder, upon there being sufficient authorized common shares to satisfy full conversion ("Series B Preferred Stock"), of PaperClip Software, Inc., a Delaware Corporation (the "Company"), (collectively, the "Stockholders"), to notify such Stockholders of the following:

On November 22, 2006, pursuant to Section 228 of the Delaware General Corporation Law ("D.G.C.L."), the Company received written consents in lieu of a meeting of shareholders from one stockholder,Aidong Yu, our Chief Executive Officer and Chief Financial Officer, holding (A) 9,746, 847 common shares, representing 36.99% of the 26,350,457 outstanding shares of Common Stock and (B) 946,275 Series B Convertible Preferred Stock shares, of which each share entitles the holder to 500 votes, which equates to 473,137,500 votes, representing 53.69% of the outstanding shares of Series B Convertible Preferred Stock (collectively, the "Majority Stockholder"), which aggregates to 482,884,347 votes or 52.99% of the 911,236,000 shares entitled to vote, authorizing the Company's Board of Directors to (a) amend our Certificate of Incorporation to: (i) change the Company's name to "Sunrise International, Inc."; and (ii) increase the number of authorized shares of Common Stock to one hundred million (100,000,000) shares of Common Stock, par value $0.001 per share; and (b) effectuate a 1-for-37 reverse stock split of our issued and outstanding shares of Common Stock and Preferred Stock.

On January 22,2007, pursuant to D.G.C.L. Sec.141, the Board of Directors of the Company unanimously approved the above actions, subject to stockholder approval. According to D.G.C.L. Sec.216, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to amend the Company's Certificate of Incorporation. The Majority Stockholder approved the actions by written consent in lieu of a meeting on November 22, 2006 in accordance with the Delaware General Corporation Law. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Amendments.

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

The entire cost of furnishing this Information Statement will be borne by the Company. The Company will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith. The Board of Directors has fixed the close of business on January 22, 2007 as the record date (the "Record Date") for the determination of Stockholders who are entitled to receive this Information Statement.

You are being provided with this Information Statement pursuant to Section 14C of the Exchange Act and Regulation 14C and Schedule 14C thereunder, and, in accordance therewith, the Amendments will not be filed with the Secretary of State of the State of Delaware or become effective until at least 20 calendar days after the mailing of this Information Statement.

This Information Statement is being mailed on or about January____ , 2007 to all Stockholders of record as of the Record Date.

OUTSTANDING VOTING SECURITIES

As of the date of the consent by the Majority Stockholder, November 22, 2006, we had issued and outstanding 26,350,457 shares of Common Stock, par value $0.01 per share, 3,649,543 shares of Series A Preferred Stock, par value $0.01 per share, and 1,762,472 shares of Series B Convertible Preferred Stock, par value $0.01 per share (collectively, the "Voting Stock"). Each share of outstanding Common Stock and Series A Preferred Stock is entitled to one vote on matters submitted for stockholder approval. Each share of Series B Convertible Preferred Stock is entitled to 500 votes on matters submitted for stockholder approval.

On January 22, 2007, the holder of 52.99% of the Voting Stock executed and delivered to the Company a written consent approving the above actions. Since the actions have been approved by the Majority Stockholder, no proxies are being solicited with this Information Statement.

The Delaware General Corporation Law provides in substance that unless the Company's Certificate of Incorporation provides otherwise, stockholders may take action without a meeting of stockholders and without prior notice if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of the Company's Common Stock beneficially owned on November 22, 2006, the Record Date, by each person who is known by the Company to beneficially own 5% or more of the Company's Common Stock, each of the Company's directors and executive officers, and all of the Company's directors and executive officers, as a group:

of Class Title	Name and Address of Beneficial Owner	Amount and Nature of Beneficialx Owner	Percent of Class (2)

Common Stock	William Weiss (1) (3)	3,569,643 (4)	11.90%

Common Stock	Michael Suleski (1) (3)	780,936 (5)	2.60%

Common Stock	D. Michael Bridges (1) (3)	556,500 (6)	1.86%

Common Stock	Aidong Yu (3) (7) (10)	9,746,847	32.49%

Common Stock	Huizhu Xie (3) (7)	0	-

Common Stock	Dekui Wang (3) (7)	0	-

Common Stock	All officers and directors as a	14,653,926	48.85%
	group (6 in number)

Series A Preferred Stock	William Weiss (1) (3)	2,533,869 (9)	69.43%

Series A Preferred Stock	D. Michael Bridges (1) (3)	150,000 (9)	4.11%

Series A Preferred Stock	All officers and directors as a	2,683,869 (9)	73.54%
	group (2 in number)

Series B Preferred Stock	Aidong Yu (3) (7) (10)	946,275 (8)	53.69%

Series B Preferred Stock	All officers and directors as a	946,275 (8)	53.69%
	group (1 in number)

(1)  The address for each beneficial owner is 1 University Plaza, Hackensack, New Jersey 07601.

(2) Based on 26,350,457 shares of common stock issued and outstanding as of November 22, 2006.

(3) The person listed is an officer and/or director of the Company.
(4)  Includes (a) 770,921 shares of Common Stock issuable upon the exercise of options currently exercisable under the 1995 Stock Option Plan, and (b) 2,533,869 shares of Common Stock issuable upon the conversion of 2,533,869   shares of Series A Preferred Stock.

(5)  Includes 744,921 shares of Common Stock issuable upon the exercise of options currently exercisable under the 1995 Stock Option Plan.

(6)  Includes 405,000 shares of Common Stock issuable upon the exercise of options currently exercisable under the 1995 Stock Option Plan, and 150,000 shares of Common Stock issuable upon the conversion of 150,000 shares of Series A Preferred Stock.

(7)  The address for each beneficial owner is Jilin Dongsheng Weiye Science and Technology Development Co., Ltd., Jifeng East Road, Gaoxin District, Jilin, Jilin Province, PRC.

(8)  Each share of Series B Convertible Preferred Stock entitles the holder to 500 votes, which equates to 473,137,500 votes, representing 482,884,347 votes or 52.99% of the 911,236,000 shares entitled to vote.

(9)  Each share of Series A Preferred Stock entitles the holder to 1 vote.

(10)
Upon closing of the reverse merger on November9,2006,Huakang Zhou was the majority shareholder and received (A) 16,307,074 common shares,including (i) 1,134,016shares held by Warner Technology & Investment Corp., (ii) 459,294 shares held by Xiaojin Wang, Mr. Zhou’s wife, and (iii)14,713,764 pledged shares; and (B) 1,583,170 shares of Series B Convertible Preferred Stock, including (i)110,096 shares held by Warner Technology  & Investment Corp., (ii) 44,590shares held by Xiaojin Wang, Mr. Zhou’s wife, and(iii) 1,428,485 pledged shares. The pledged shares were pledged to certain Dongsheng members, including Mr.Yu. At the time of Closing, Mr. Zhou also assigned to those certainDongsheng members the voting rights of these shares by executing a Shareholders Voting Proxy Agreement,which was attached as Exhibit 10.3 to the Form 8-K and is incorporated herein by reference.Accordingly,forvoting purposes, Mr. Yuwasthe beneficialownerof 9,746,847 common shares and 946,275 Series B Convertible Preferred Stock shares at the time of closing of the reverse merger.Subsequent to the closing of the reverse merger, Mr. Yu acquired these shares from Huakang Zhou pursuant to the Entrusted Management Agreement and Share Pledge Agreement entered into on November 9, 2006 and disclosed in the Form 8-K/A filed November 17, 2006 and Exhibits 10.1 and 10.2 to the Form 8-K filed November 9, 2006, which are incorporated herein by reference.

 DISSENTER'S RIGHTS OF APPRAISAL

    The Stockholders have no dissenter's rights of appraisal.
AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

A.	Change the Name of the Company to "Sunrise International, Inc."

    The Board of Directors and Majority Stockholder have adopted a resolution amending the Company's Certificate of Incorporation to change the Company's name to "Sunrise International, Inc.". The name change will become effective when the amended Certificate of Incorporation is filed with the Delaware Secretary of State. The Board believes that the name change is in the best interests of the Company after the reverse merger, which was reported on the Form 8-K filed on November 9, 2006, as amended November 17, 2006, since it better reflects the Company's new business of development and manufacturing of nutritional supplements and personal care products domestically in China.

B.	Increase the Number of Authorized Shares of Common Stock From 30,000,000 to 100,000,000

General

    The Company's Certificate of Incorporation authorizes the maximum number of shares outstanding at any time shall be thirty million (30,000,000) shares of Common Stock. On January 22, 2007, the Board of Directors approved an amendment to the Certificate of Incorporation to authorize one hundred million (100,000,000) shares of Common Stock. The Board of Directors is authorized to fix the number of shares of and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock. On January 22, 2007, the holders of a majority of the outstanding shares of Common Stock approved the amendment by written consent.

Specifically, the increase in authorized shares is necessary to issue shares to the American Sunrise International, Inc. ("ASI") shareholders pursuant to the Stock Purchase and Share Exchange Agreement dated November 6, 2006, which will complete the reverse merger reported in the Form 8-K filed on November 9, 2006, as amended November 17, 2006 and January 23,2006.

Reverse Merger

    On November 9, 2006, we acquired all of the outstanding capital stock of ASI in exchange for the issuance to the ASI shareholders, upon the increase in the authorized capital stock, of a total number of shares of PaperClip Software common stock, which will represent, and equate to, 98.70% of PaperClip Software's issued and outstanding common stock after the transaction is closed. Once our capital stock is increased we will be able to close this transaction by issuing the requisite number of shares.

    After the additional shares are used for the specific purposes set forth above, the general purpose and effect of the amendment to the Company's Certificate of Incorporation in authorizing additional shares of Common Stock will be to use such additional shares of common stock for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. When the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

    The additional authorized shares of Common Stock could have an anti-takeover effect. If the Company's Board of Directors desires to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company. At this time we do not have any agreements, understandings or arrangements to issue any of the additional shares.

APPROVAL OF 1-FOR-37 REVERSE STOCK SPLIT

General

    The Board of Directors and Majority Stockholder approved the 1-for-37 reverse stock split (the "Reverse Stock Split") of our Common Stock on January 22, 2007. Upon the effectuation of this Reverse Stock Split, each 37 shares of our Common Stock will be automatically converted into one (1) share of Common Stock. To avoid the issuance of fractional shares of Common Stock, the Company will issue an additional share to all holders of a fractional share .50 or greater and no additional shares shall be issued to a holder of a fractional share less than .50.

Shareholder approval for a reverse stock split of the Company's Common Stock is valid for one year following the date of such approval. If no such reverse stock split is effectuated for one year following January 22,2007, the

Company will be required to present the matter to the shareholders again for approval prior to effectuating the Reverse Stock Split.

Please note that the Reverse Stock Split will become effective as of the date approved by the Nasdaq. The Board will have one year from the date hereof to declare the Reverse Stock Split. However, upon effectuation, the reverse stock split will not change your proportionate equity interests in the company, except as may result from the issuance or cancellation of shares pursuant to the fractional shares.

Purpose and Material Effects of the Reverse Stock Split

The Reverse Stock Split is necessary to complete the reverse merger and issue shares to the ASI shareholders as referenced above.

Additionally The Board of Directors had proposed the Reverse Stock Split as one method to attract business opportunities in the Company. When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company.

We believe that, upon effectuation, the Reverse Stock Split may improve the price level of our Common Stock and that the higher share price could help generate interest in the Company among investors and other business opportunities. However, the effect of a reverse split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after a reverse split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

    Upon effectuation, the reverse split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company or proportionate voting power, except to the extent that the reverse split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, an additional share will be issued to all holders of a fractional share .50 or greater and no additional shares shall be issued to a holder of a fractional share less than .50. The principal effect of a reverse split is that the number of shares of Common Stock issued and outstanding will be reduced proportionately with the reverse split. The number of authorized shares of Common Stock is not affected.

    The reverse split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital, on a fully diluted basis, on our balance sheet attributable to our Common Stock will be reduced by up to 1/37 of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

    The reverse split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the cancellation of fractional shares. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a "going private transaction" covered by Rule 13e-3 under the Securities Exchange Act of 1934. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

    Stockholders should recognize that they will own a fewer number of shares than they presently own. While we expect that upon effectuation the reverse split will result in an increase in the potential market price of our Common Stock, there can be no assurance that the reverse split will increase the potential market price of our Common Stock by a multiple equal to the exchange number or result in the permanent increase in any potential market price (which is dependent upon many factors, including our performance and prospects) . Also, should the market price of our Common Stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that potential liquidity in the market price of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split may increase the number of stockholders of the Company who own odd lots (less than 100 shares) . Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there can be no assurance that the reverse split will achieve the desired results that have been outlined above.

    The following tables set forth our capitalization before and after the increase in the number of authorized shares of common stock from 30,000,000 to 100,000,000 (the “Increase”) and the Reverse Stock Split.

	Capitalization Before Increase and Reverse Stock Split		Capitalization After Increase and Reverse Stock Split
Security	Authorized Shares	Issued and Outstanding Shares	Authorized Shares	Issued and Outstanding Shares

Common Stock	30,000,000	26,350,457	100,000,000	30,008,320

Preferred Stock¹	10,000,000	5,412,015	10,000,000	0

Series A Preferred Stock²	3,649,543	3,649,543	0	0

Series B Convertible Preferred Stock³	4,000,000	1,762,472	4,000,000	0

(1)	Our Board of Directors has designated two series of our preferred stock as enumerated in the above table. We have not issued any other shares of preferred stock.

(2)
We have received conversion notices for the outstanding shares of Series A Preferred Stock and will complete processing them and issuing shares once we increase our common stock, but before the reverse split is effective.Each share of Series A Preferred Stock is convertible into 1.09 shares of Common Stock.Shares of Series A Preferred Stock that are converted into shares of Common Stock will not be reissued.

(3)
Each share of Series B Convertible Preferred Stock is automatically converted into 500 shares of common stock once sufficient authorized common stock is available.Shares of Series B Convertible Preferred Stock that are converted into shares of Common Stock will not be reissued.

At this time we do not have any commitments to issue additional shares pursuant to options, warrants, convertible securities and the like.

ADDITIONAL INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission") . Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at Room 1580, 100 F Street, NE, Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

    The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006; and

2.	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005.

3.	Form 8-K on November 9,2006, Form 8-K/A on November 17, 2006 and Form 8-K/A on January 23, 2007 reporting the reverse merger transaction.

EFFECTIVE DATE OF AMENDMENTS

Pursuant to Rule 14c-2 under the Exchange Act, the filing of the Amendments to the Certificate of Incorporation with the Delaware Secretary of State or the effective date of such filing, shall not occur until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Stockholders. The Company anticipates that the actions contemplated hereby will be effected on or about the close of business on January , 2007.

By Order of the Board of Directors

By:	/s/ Aidong Yu
AIDONG YU
Chairman